Exhibit 10.6

THIS AGREEMENT made and dated for reference the 28th day of June, 2022.

BETWEEN:

STRIDER RESOURCES LIMITED, a body corporate, incorporated under the laws of Manitoba, having an office at P.O. Box 144, Cranberry Portage, Manitoba, R0B 0H0
(hereinafter called the “Optionor”)

OF THE FIRST PART

AND:

FOREMOST LITHIUM RESOURCE AND TECHNOLOGY LTD. a body corporate, incorporated under the laws of British Columbia, having a registered address at 2500 – 700 West Georgia Street, Vancouver BC V7Y 1B3,
(hereinafter called the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.                        The Optionor is the owner and the registered holder of certain mineral claims located in the Province of Manitoba, which properties are more particularly described and shown in Schedule “A” annexed hereto and forming a part hereof (hereinafter called the “Property”);

B.                         The Optionor has agreed to grant to the Optionee an option entitling the Optionee to acquire a 100% legal and beneficial interests in and to the Property, subject only to the NSR (as defined herein) as provided for in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of these presents and the sum of Ten Dollars ($10.00) now paid by each of the parties to each of the other parties hereto, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties, the parties hereby agree as follows:

1 DEFINITIONS

1.01.                     In this Agreement and in all Schedules attached to and made a part hereof, the following words and phrases shall have the following meanings, namely:

(a)	“Applicable Law” means any and all federal, provincial, territorial or municipal laws, statutes, regulations, by-laws, ordinances, rules, guidelines, policies, notices, orders and directions, or other requirements of any Governmental Authority having jurisdiction over the parties or the Property;

(b)	“Business Day” means any day other than Saturdays, Sundays and statutory holidays in the Province of Manitoba;

(c)	“Commercial Production” means, and is deemed to have been achieved, when the concentrator processing ores from the Optioned Interest has operated (for processing activities other than processing of bulk ore samples or other testing purposes) for a period of 35 consecutive production days at an average rate of not less than 65% of design capacity or, if a concentrator is not erected for the purpose of concentrating the ores from the Optioned Interest, when ores have been produced for a period of 21 consecutive production days at a rate of not less than 45% of the mining rate specified in a feasibility study recommending placing the Optioned Interest in commercial production.

(d)	“Conditions of Exercise” has the meaning set out in paragraph 4.02 hereof;

(e)	“CSE” means the Canadian Securities Exchange;

(f)	“Effective Date” means June 28, 2022;

(g)	“Environment Laws” means all Applicable Laws currently in effect relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, the use, consumption, handling, transportation, storage or Release of Hazardous Substances;

(h)	“Environmental Order” means any prosecution, order, decision, notice, direction, report, recommendation or request issued, rendered or made by any Governmental Authority in connection with Environmental Laws or environmental orders;

(i)	“Exercise Notice” means a written notice to the Optionor, signed by the Optionee, indicating that the Optionee has satisfied the Conditions of Exercise and is irrevocably exercising the applicable Option;

(j)	“Exploration” has the meaning ascribed to it in the Mines and Minerals Act, Manitoba Regulations 64/92, section 47;

(k)	“First Option” has the meaning set out in sub-paragraph 4.01(a) hereof;

(l)	“First Option Deadline” means each and every date referred to for the issuance of shares or making the cash payment set out in sub-paragraph 4.02(a) hereof;

(m)	“Governmental Authority” means any government or governmental, administrative, regulatory or judicial body, department, commission, self-regulatory organization, stock exchange, authority, tribunal, agency or entity;

(n)	“Hazardous Substance” means any substance, combination of substances or by-product of any substance which is or may become hazardous, toxic, injurious or dangerous to any person, property, air, land, water, flora, fauna or wildlife; and includes but is not limited to contaminants, pollutants, wastes and dangerous, toxic, deleterious or designated substances as defined in or pursuant to any Environmental Laws or Environmental Orders;

(o)	“Net Smelter Return Royalty” has the meaning set out in Schedule “B” annexed hereto and forming a part hereof;

(p)	“NSR” means the 2% Net Smelter Return Royalty on the Optioned Interest to be granted to the Optionor pursuant to this Agreement;

(q)	“Options” collectively means the First Option and the Second Option, and “Option” means either one of them;

(r)	“Optioned Interest” means all of the Optionor’s direct and indirect right, title and interest in and to the Property that may arise as a consequence of this Agreement;

(s)	“Release” includes abandon, add, deposit, discharge, disperse, dispose, dump, emit, empty, escape, leach, leak, migrate, pour, pump, release or spill;

(t)	“Second Option” has the meaning set out in sub-paragraph 4.01(b) hereof;

(u)	“Second Option Payment” has the meaning set out in sub-paragraph 4.02(b) hereof;

(v)	“this Agreement” refers to and collectively includes this Agreement and every Schedule attached to this Agreement;

(w)	“Valued” for the purposes of calculating the number of Optionee’s common shares to be issued as part of the First Option payments set out in sub-paragraph 4.02(a) hereof (the “Shares”), means the greater of : (i) the average closing stock price of the Optionee’s common shares on the CSE (or if not trading on the CSE then on the prime stock exchange for public trading of the Optionee’s shares) for the thirty (30) trading days immediately preceding the date that is three (3) Business Days prior to the date on which the Shares are issued (“Issue Date”) and in the event the Optionee’s stock has not traded for 30 days immediately preceding the Issue Date then the average closing stock price of the Optionee’s common shares during the 30 days immediately preceding the last date the Optionee’s shares traded prior to the Issue Date; and (ii) the minimum price permitted under the policies of the principal stock exchange upon which the Optionee’s common shares are listed for trading at the time such Shares are to be issued; and

(x)	“Work” has the meaning set out in paragraph 4.06 hereof.

1.02.                     In this Agreement, other words and phrases that are capitalized have the meaning assigned in this Agreement.

2 REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.01.                     The Optionor represents and warrants to the Optionee that:

(a)	it has been duly incorporated under the laws of the Province of Manitoba, validly exists as a corporation in good standing under the laws of the Province of Manitoba and is legally entitled to hold its interest in the Property and will remain so entitled until the Optioned Interest in the Property as set out herein has been duly transferred to the Optionee as contemplated herein;

(b)	it is, and at the time of any transfer to the Optionee of any of the Optioned Interest in the Property it will be, the beneficial owner of a one hundred percent (100%) of the Optioned Interest, free and clear of all liens, charges, royalties and claims of others, and no taxes or rentals are due in respect thereof,

(c)	at the time of any transfer to the Optionee the Optioned Interest will be free and clear of all liens, charges, royalties and claims of others, without taxes or rentals due or payable in respect thereof, save and except for the NSR herein contemplated;

(d)	no other person has any agreement or other right to acquire any interest in the Property;

(e)	to the best of its knowledge, after due inquiry, the mineral claims comprising the Property are contiguous and have been duly and validly located pursuant to the laws of the Manitoba and are in good standing in the office of the Mining Recorder on the date hereof to and including the applicable expiry date set forth in Schedule “A” hereto;

(f)	there is no adverse claim or challenge against or to the ownership of or title to the Optioned Interest or the Property, nor to its knowledge, after due inquiry, is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Optioned Interest or the Property or any portion thereof;

(g)	to the best of its knowledge, after due inquiry, the Property and the activities and operations that have been carried out to date thereon have been in compliance, in all material respects, with all Applicable Laws and directives of all Governmental Authorities and it has not received notice of non-compliance from any such Government Authorities;

(h)	to the best of its knowledge, all the lands covered by the Property are free and clear of any Hazardous Substance and there is no judicial or administrative proceeding pending and no Environmental Order has been issued or, to the best of its knowledge, after due inquiry that would be satisfied by the optionor undertaking searches of the applicable authorities or court searches in Manitoba threatened, concerning the possible violation of any Environmental Laws or Environmental Orders in respect of the Property;

(i)	to the best of its knowledge, after due inquiry, all environmental and other approvals permits, licenses, authorizations, and registrations required with respect to activities carried out by the Optionor on any part of the lands covered by the Property, have been obtained, are valid and in full force and effect, have been complied with and there have been and are no proceedings commenced or threatened to revoke or amend any such environmental and other approvals permits, licenses, authorizations, and registrations;

(j)	to the best of its knowledge, there are no outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the Property or arising out of exploration work, development work or mining activities previously carried out thereon;

(k)	there are no actions, suits, claims, proceedings, litigation or investigations pending, or to the best of the Optionor’s knowledge after due investigation, threatened, or any judgments outstanding and unsatisfied, against or affecting, the Optionor or any part or all of the Property;

(l)	full and complete copies of all available exploration information and data, including all geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) concerning the Property in its possession or control have been provided to the Optionee;

(m)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(n)	there are no proceedings pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons; and

(o)	it has advised the Optionee of all material information relating to the Optioned Interest including, but not limited to, the title thereto of which it has knowledge.

2.02.                     The Optionor acknowledges that the representations and warranties set forth in paragraph 2.01 hereof form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of the Optioned Interest or any consequent interest in the Property hereunder by the Optionee.

2.03.                     The parties also acknowledge and agree that the representations and warranties set forth in paragraph 2.01 hereof are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

3 REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.01.                     The Optionee represents and warrants to the Optionor that:

(a)	it has been duly incorporated under the laws of the Province of British Columbia, validly exists as a corporation in good standing under the laws of the Province of British Columbia and is registered as an extra provincial corporation in the Province of Manitoba;

(b)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constraining documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject; and

(c)	no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons.

3.02.                     The Optionee acknowledges that the representations and warranties set forth in paragraph 3.01 hereof form a part of this Agreement and are conditions upon which the Optionor has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

3.03.                     The parties also acknowledge and agree that the representations and warranties set forth in paragraph 3.01 hereof are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

4 GRANT OF OPTIONS AND COMMITMENTS

4.01.                     The Optionor hereby irrevocably grants to the Optionee two (2) exclusive and separate rights and options to acquire undivided legal and beneficial interests in the Property free and clear of all liens, charges, royalties (save and except for the NSR contemplated herein) and claims of others, as follows:

(a)	an undivided one-hundred percent (100%) interest in the Property, subject to the NSR (the “First Option”); and

(b)	an undivided fifty percent (50%) interest in the NSR, being one-half of the NSR or a 1% Net Smelter Return, in addition to the undivided one-hundred percent (100%) interest in the Property that has been acquired under the First Option (the “Second Option”).

4.02.                     The Optionee may exercise:

(a)	the First Option by making the following cash payments and common share issuances to the Optionor:

(1)	Shares in the capital of the Optionee Valued at $100,000 and $100,000 cash within ten Business Days following the Effective Date; and

(2)	Shares in the capital of the Optionee Valued at $100,000 and an additional $100,000 cash on or before the twelfth month anniversary of the Effective Date; and

(3)	Shares in the capital of the Optionee Valued at $100,000 and an additional $100,000 cash on or before the twenty-fourth month anniversary of the Effective Date; .and

(4)	Shares in the capital of the Optionee Valued at $150,000 and an additional $150,000 cash on or before the thirty-sixth month anniversary of the Effective Date; and

(5)	Shares in the capital of the Optionee Valued at $150,000 and an additional $150,000 cash on or before the forty- eighth month anniversary of the Effective Date; and

(6)	Shares in the capital of the Optionee Valued at $150,000 and an additional $150,000 cash on or before the sixty month anniversary of the Effective date. The Optionee must also have spent a total of three million dollars ($3,000,000 $Cdn) on Exploration Expenses or development on the Property by the sixty month anniversary of the Effective Date (the “Final First Option Deadline”).

(b)	Provided it has exercised the First Option, the Second Option, by making a cash payment to the Optionor of $1,500,000 prior to the commencement of Commercial Production (the “Second Option Payment”); (each respectively, a “Condition of Exercise” and collectively the “Conditions of Exercise”).

4.03.                     Nothing in this Agreement shall be construed as obligating the Optionee to exercise either of the Options.

4.04.                     In the event the Optionee has satisfied a Condition of Exercise and wishes to exercise an Option, then to do so it must deliver to the Optionor an Exercise Notice:

(a)	in the case of the First Option, on or before the sixty month anniversary of the Effective Date; and

(b)	in the case of the Second Option concurrently with the Second Option Payment;

4.05.                     On delivery of an Exercise Notice from the Optionee, the Optionor shall be deemed to have transferred to the Optionee the following undivided legal and equitable interests:

(a)	in the case of the First Option, a one-hundred percent (100%) interest in the Optioned Interest, subject only to the NSR; and

(b)	in the case of the Second Option, an undivided fifty percent (50%) interest in the NSR.

4.06.                     Subject to paragraph 8.02 hereof, in the event the Conditions of Exercise applicable to the First Option are not duly satisfied by the Final First Option Deadline, then the First Option and the Second Option shall each forthwith terminate.

4.07.                     The Optionee at its own risk and at its sole cost shall undertake such work on the Property as it deems in its own best interest and shall act as the operator (“Operator”) of the Property during the Option Period. As Operator, the Optionee shall be responsible in its sole discretion for carrying out and administering exploration, development and mining work on the Property and all activities related thereto (collectively the “Work”). As Operator, the Optionee and its directors, officers, employees, agents and independent contractors shall have the immediate, non-exclusive and unfettered right to enter upon, explore, develop and mine the Optioned Interest from and on the Property and to have quiet and non-exclusive possession of the Property with sole power and authority to the Optionee and its directors, officers, employees, agents and independent contractors, in such manner as the Optionee in its sole discretion may determine, including without limitation, the right to erect, bring, and install on the Property all buildings, plant, machinery, equipment and supplies as the Optionee shall deem necessary and proper and, subject to the NSR reserved to the Optionor, to remove therefrom reasonable quantities of ores, minerals or metals for assay and testing purposes. The Optionee agrees to indemnify and save harmless the Optionor from any liability that may arise from any Work or other activity carried out by the Optionee or at is direction on the Property.

4.08.                     This Agreement represents an option only, and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments to the Optionor hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments. This Agreement does not create and is not intended to create a legal relationship between the Optionee and the Optionor of agency, partnership, co-venture, joint venture or make either party liable for the debts and obligations of the other.

4.09.                     The Optionor acknowledges and agrees that each issuance of Shares contemplated in subparagraph 4.02(a) will be issued pursuant to an exemption from the prospectus requirements of applicable securities legislation and subject to a statutory hold period of four months and a day from the date of issue (the “Mandatory Hold Period”) and the Optionor hereby consents to the Optionee legending the certificates representing the Shares to reflect the Mandatory Hold Period.

5 TRANSFER OF PROPERTY

5.01.                     Upon the exercise by the Optionee of the First Option, the Optionor at the Optionee’s written request shall, within five Business Days, cause to be delivered to the Optionee duly executed registerable transfers or evidence of ownership in favour of the Optionee of the Property acquired by the Optionee, all as provided for herein.

5.02.                     Subject to the prior exercise by the Optionee of the First Option, and until the Exercise of the Second Option, upon the commencement of Commercial Production, the Optionee shall pay to the Optionor the NSR, being equal to 2% of the Net Smelter Returns (as defined in Schedule “B” hereto), on the terms and conditions as set out in Schedule “B” hereto from the Optioned Interest on the Property. Following exercise of the Second Option, the Optionee shall pay to the Optionor a 1% NSR, on the terms and conditions as set out in Schedule “B”.

5.03.                     The Optionee shall be entitled to record all transfers or indicia of interest provided for in paragraph 5.01 hereof with the appropriate governmental office at its own cost and expense in order to affect the transfer into its name of whatever interest(s) in the Property has been acquired by it. All recordings by the Optionee shall at all times clearly indicate and record the NSR interest of the Optionor.

6 OBLIGATIONS OF THE PARTIES DURING THE FIRST OPTION PERIOD

6.01.                     The Optionee hereby covenants and agrees that for so long as the First Option remains in effect and it is acting as the Operator it will:

(a)	maintain the Property in good standing by the doing and filing of applicable assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property free and clear of all liens and other charges except those at the time contested in good faith by the Optionee;

(b)	file all applicable assessment work carried out in respect of the Property to the allowable extent required and permitted under all applicable mining legislation;

(c)	conduct all Work on or with respect to the Property in a careful and miner-like manner and in accordance with all Applicable Laws of any Governmental Authority and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against it as a result of Work done by the Optionee on or with respect to the Property; and

(d)	pay all of the Optionee’s accounts in respect of the Property and the Work in connection therewith as they fall due and keep the Property free and clear of any encumbrances arising out of the Work or the Optionee’s activities including, without limiting, liens arising under the Builders’ Liens Act (Manitoba).

6.02.                     Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Optionee will not be responsible for rectifying any environmental damage sustained on the Property prior to the date hereof or by the Optionor or any other person (other than the Optionee) after the Effective Date and that the Optionor will indemnify and hold the Optionee harmless from and against any claims as a result of environmental damage on the Property where such damage was created prior to the Effective Date or by the Optionor or any other person (other than the Optionee) after the Effective Date.

6.03.                     Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Optionee will indemnify and hold the Optionor harmless from and against any claims as a result of environmental damage on the Property where such damage was created after the Effective Date and as a direct result of the Optionee’s activities on the Property.

7 OBLIGATION OF THE OPTIONEE PRETAINING TO RELEASE OF INFORMATION

7.01.                     The Optionee shall, in good faith, use reasonable commercial efforts to copy the Optionor on all exploration results during the term of the Option including all geophysical and geochemical exploration results as filed as Exploration Expenses. In turn, the Optionor shall make available to the Optionee all exploration results from any work conducted on any contiguous property wholly owned by Strider and not under option to another party. This clause is included to further the geological and other scientific knowledge data base of the Property and adjacent Strider property with the purpose of expediting successful exploration in the area for both the Optionee and the Optionor.

8 TERMINATION

8.01.                     This Agreement shall terminate:

(a)	at any time prior to the First Option Deadline, by the Optionee giving written notice of termination to the Optionor; or

(b)	subject to paragraph 8.02, by the Optionor on written notice to the Optionee, in the event the First Option is not exercised by the applicable First Option Deadline from time to time.

8.02.                     Notwithstanding any other provision of this Agreement, if at any time during the term of the First Option, the Optionee fails to advance to the Optionor any cash payment or Shares required under sub-paragraph 4.02(a) hereof, or is in breach of any covenant, representation or warranty contained herein, the Optionor may terminate this Agreement, but only if:

(a)	it shall have first given to the Optionee a notice of default containing particulars of the payment not advanced or shares not issued, or the covenant, representation or warranty breached; and

(b)	the Optionee has not, within twenty-two (22) days following delivery of such notice of default, cured such default.

8.03.                     Should the Optionee fail to cure any default in accordance with the provisions of sub-paragraph 8.02(b) hereof, the Optionor, without any further notice, may thereafter terminate this Agreement, and the provisions of paragraph 8.06 hereof shall then apply.

8.04.                     Notwithstanding any other provision of this Agreement and provided that the Optionee has exercised the First Option, if Optionee has not advanced the Second Option Payment to the Optionor prior to the commencement of Commercial Production (the “Commencement Date”), the Second Option shall automatically lapse and be or no further force or effect as of the first Business Day immediately following the Commencement Date.

8.05.                     The Optionee shall vacate the Property within a reasonable time after termination of this Agreement, but shall have the right of access to the Property for three (3) months following termination for the purpose of removing its buildings, plant, equipment, machinery, tools, appliances and supplies from the Property. All buildings, plant, equipment, machinery, tools, appliances or supplies on the Property beyond this three (3) month period after termination at the absolute discretion of the Optionor shall become the property of the Optionor free and clear of any claim or encumbrance by or through the Optionee.

8.06.                     If this Agreement terminates prior to a First Option Deadline at a time when the Optionee is acting as Operator, the Optionee shall forthwith:

(a)	ensure that all filings for assessment credit have been made in respect of all Work to the maximum extent permitted, or all payments of money in lieu thereof have been made to maintain the Property in good standing for at least 120 days from the date of termination; and

(b)	ensure that the Optionor is provided with copies of all geotechnical information, including, without limiting, plans, assay maps, diamond drill records, diamond drill core and all other data information in all formats including without limiting, electronic records pertaining to the Property and relating to the work or activities of the Optionee on the Property which had theretofore not been delivered to the Optionor.

9                           TRANSFER OF INTERESTS

9.01.                     The Optionee may at any time sell, transfer or otherwise dispose of all or any part of its interest in and to the Optioned Interest and this Agreement to a bona fide transferee (“Transferee”), provided that it shall have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing:

(a)	a covenant by the Transferee to jointly and severally perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and the Transferee as joint and several obligors making joint and several covenants;

(b)	without limiting the generality of Section 4.03 hereof, an undertaking and covenant by the Transferee to issue shares of the Transferee Valued proportionate to its interest acquired from the Optionee under the First Option on the next and further ensuing dates for cash payment and issuance of shares; and

(c)	a provision subjecting any further sale, transfer or other disposition of such interest or any portion thereof in and to the Property and this Agreement to the restrictions contained in sub-paragraph 9.01(a) hereof.

9.02.                     Upon the transfer by the Optionee of all and not less than all of the interest held by it pursuant to this Agreement and in the Optioned Interest, the Optionee shall be deemed to be, upon the date of such assignment or transfer, discharged from all obligations hereunder or other fulfilment of contractual commitments save and except the Optionee shall not be discharged from any environmental liabilities, occurring from and after the Effective Date arising out of any Work carried out on the Property by the Optionee and all indemnities in respect thereof shall survive notwithstanding the assignment or transfer of the Optionee’s interest hereunder.

10 FORCE MAJEURE

10.01.                   If the Optionee is at any time during the term of this Agreement either prevented or delayed in complying with any provisions of this Agreement by reason of strikes, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

10.02.                   The Optionee shall give prompt notice to the Optionor of each event of force majeure under paragraph 10.01 hereof and upon cessation of such event shall furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

11 CONFIDENTIAL INFORMATION

11.01.                   Except as otherwise provided in this paragraph, both parties shall treat all data, reports, records and other information relating to this Agreement, the Property and the Optioned Interest as strictly confidential. The text of any news release or other public statements, other than those required by law or regulatory bodies or stock exchanges, which a party desires to make shall be sent to the other party for its comments prior to publication and shall not include references to the other party unless such party has given its prior consent to such inclusion, such consent not to be unreasonably withheld or delayed. The text of any disclosure which a party is required to make by law, by regulatory bodies or stock exchanges shall be sent to the other party at least 48 hours prior to its release or filing in order that the other party may have the opportunity to comment thereon. For all public disclosure, whether required to be made or not, any reasonable changes requested by the non-disclosing party shall be incorporated into the disclosure document. Notwithstanding the foregoing, noting in this Agreement shall prevent the Optionee or the Optionor from making any disclosure required to made by it under any Applicable Law.

12 NOTICES AND PAYMENT

12.01.                   Any notice, demand, payment or other communication under this Agreement will be given in writing and must be delivered or sent by email or telecopier and addressed to the party to which it is being given at the following addresses:

(a)	if to the Optionor:

Strider Resources Limited
208 Lakeside Ave,
Cranberry Portage Manitoba, R0B 0H0

Attention: D.V. Ziehlke
Email: dziehlke@mymts.net

With copy to (which shall not constitute notice):

PKF Lawyers
900 – 444 St. Mary Ave.
Winnipeg, Manitoba, R3C 3TF

Attention: T.G. Frohlinger
Fax: 204-947-3747
Email: tfrohlinger@pkflawyers.com

(b)	if to the Optionee:

Foremost Lithium Resource and Technology Ltd.
25th Floor – 700 West Geogia Street
Vancouver, BC, V7Y 1K8

Attention: Chairman:
Email: info@foremostlithium.com
With a copy to (which shall not constitute notice)

Farris LLP
2500 – 700 West Georgia Street
Vancouver, BC V4L 2K8
Attention: Lyndsay Schooley
Email: lschooley@farris.com

12.02.                   If notice, demand, payment or other communication is delivered, or sent by telecopier or email, it will be deemed to have been received, if delivered by hand, on the date of delivery, if telecopied to the numbers set out above, on the business day next following the date of transmission if the machine on which it is sent receives the answer back code of the party to whom it is sent, or if emailed to the addresses set out above, on the business day next following the date of transmission provided that the sender of the email receives back confirmation of receipt of such email from the recipient thereof. Any party may change its address, telecopier number or email address for the purposes of receiving notices, demands, payments or other communications under this Agreement by giving notice to the other party of such change in accordance with the provisions of this paragraph 12.02.

13 CURRENCY

13.01.                   All references to monies hereunder will be in lawful currency of Canada.

14 FURTHER ASSURANCES

14.01.                   Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement, including the registration thereof against any of the mineral property interests comprising the Property at the request of any party.

15 TIME OF THE ESSENCE

15.01.                   Time shall be of the essence of this Agreement.

16 COSTS

16.01.                   Each of the parties hereto will be responsible for paying its own costs relating to the preparation and execution of this Agreement and for the purposes of interpretation neither party shall be deemed to have prepared this Agreement.

17 ENTIRE AGREEMENT

17.01.                   The parties hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing among the parties in respect of the subject matter of this Agreement.

18 COUNTERPARTS

18.01.                   This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or such other writing, as the case may be, taken together, will be deemed to be one and the same instrument. The execution of this Agreement or any other writing by any party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

19 EXECUTION BY EMAIL OR FACSIMILE

19.01.                   Each of the parties hereto will be entitled to rely upon delivery by email, facsimile pdf, or other electronic format, of executed copies of this Agreement and any certificates or other writings delivered in connection herewith, and such email or facsimile copies will be legally effective to create a valid and binding agreement among the parties in accordance with the terms and conditions of this Agreement.

20 TITLES

20.01.                   The titles to the respective paragraphs hereof shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience only.

21 GOVERNING LAW

21.01.                   This Agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the federal laws of Canada applicable therein and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts Manitoba and all courts competent to hear appeals therefrom.

22 ENUREMENT

22.01.                   This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

Balance of this page left intentionally blank.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

SIGNED and DELIVERED by
STRIDER RESOURCES LIMITED
in the presence of:

/s/ D.V. Ziehlke

Authorized Signatory

SIGNED and DELIVERED by
FORMOST LITHIUM RESOURCE AND TECHNOLOGY LTD.
in the presence of:

/s/ John Gravelle

Authorized Signatory

SCHEDULE “A” TO THE AGREEMENT MADE AND DATED FOR REFERENCE THE _ DAY OF JUNE, 2022 BETWEEN STRIDER RESOURCES LIMITED AND FORMOST LITHIUM RESOURCE AND TECHNOLOGY LTD.

The following is a description of the mineral claims to which the Optionee has been granted the First Option to acquire an undivided one-hundred percent (100%) Optioned Interest, all of which claims are located in the Province of Manitoba:

NTS: 63 –J13

CLAIM NAME	CLAIM #	AREA IN HA	EXPIRY DATE
PEG 13176	MB 13176	140	June 5, 2035
PEG 13177	MB 13177	220	June 5, 2030
PEG 13181	MB 13181	220	June 5, 2030
PEG 13178	MB 13178	256	June 5, 2034
PEG 13184	MB 13184	256	June 5, 2030
PEG 13179	MB 13179	256	June 5, 2030
PEG 13183	MB 13183	256	June 5, 2035
PEG 13282	MB 13282	256	May 6, 2029
PEG13285	MB 13285	256	May 18, 2030
PEG13283	MB 13283	256	May 6, 2030
PEG 13286	MB 13286	256	May 6, 2030
PEG 13284	MB 13284	256	May 6, 2030
BEND 13210	MB 13210	256	January 12, 2029
BEND 13209	MB 13209	256	January 12, 2029
BEND 12671	MB 12671	256	April 16, 2024
BEND 13279	MB 13279	256	May 18, 2029
BEND 13474	MB 13474	256	January 12, 2029
BEND 13473	MB 13473	256	January 12, 2029
BEND 13280	MB 13280	256	May 6, 2030
BEND 13277	MB 13277	256	May 6, 2030
BEND 13281	MB 13281	256	May 6, 2030
BEND 13278	MB 13278	256	May 6, 2030
LITH 13213	MB 13213	190	January 29, 2035
LITH 13212	MB 13212	172	January 29, 2035
LITH 13477	MB 13477	245	January 29, 2035
LITH 13478	MB 13478	248	January 29, 2035
LITH 13476	MB 13476	202	January 29, 2035

TOTAL # OF CLAIMS = 28 TOTAL AREA = 6757 HA (26.4 square miles)

SCHEDULE “B” TO THE AGREEMENT MADE AND DATED FOR REFERENCE THE __ DAY OF JUNE, 2022 BETWEEN STRIDER RESOURCES LIMITED AND F0REMOST LITHIUM RESOURCE AND TECHNOLOGY LTD.

“Net Smelter Return” shall mean the aggregate proceeds actually received by the Optionee from time to time from any arms length smelter or other arms length purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Optioned Interest on the Property, deducting therefrom:

(a)	if the product is treated by an arm’s length party at a smelter, refinery or mint, all expenses, relating thereto, including all costs and charges for the treatment, tolling, smelting, refining or minting of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee’s fees and expenses, import taxes and export taxes; and

(b)	if the product is treated at a smelter, refiner or mint owned, operated or controlled by the Optionee or an affiliate thereof, all charges, costs and expenses referred to in sub-paragraph (a) above, such charges, costs and expenses to be equivalent to the prevailing rates charged by similar smelters, refineries or mints as the case may be, in arm’s length transactions for the treatment of like quantities and quality of product.

The Optionee shall reserve and pay to the Optionor a Net Smelter Return Royalty equal to two (2%) percent of Net Smelter Return (“NSR”).

Payment of NSR from the Optionee to the Optionor hereunder shall be made quarterly within thirty (30) days after the end of each fiscal quarter of the Optionee during which the Optionee receives Net Smelter Returns. Within one hundred and twenty (120) days after the end of each fiscal year of the Optionee for which the NSR is payable to the Optionor, the records relating to the calculation of NSR for such year shall be audited by the Optionee and any adjustments in the payment of NSR to the Optionor shall be made forthwith after completion of the audit statements (the “Initial Audit”). All payments of NSR to the Optionor for a fiscal year shall be deemed final and in full satisfaction of all obligations of the Optionee in respect thereof if such payments or the calculations thereof are not disputed by the Optionor within sixty (60) days after receipt by the Optionor of the Initial Audit. The Optionee shall maintain accurate records relevant to the determination of NSR and the Optionor, or its authorized agent, shall, subject to the immediately preceding sentence, be permitted the right to examine, upon reasonable notice to the Optionee, such records during regular business hours at the Optionee’s head office or primary place of business.

If within sixty (60) days after the Optionor received the Initial Audit, the Optionor provides written notice to the Optionee that it disputes the Initial Audit, Optionee shall, for a period of ninety (90) days after Optionee’s receipt of notice of such objection, have the right to have Optionee’s accounts and records relating to the calculation of the NSR in question audited (the “Second Audit”) by a certified public accounting firm acceptable to Optionee, acting reasonably. In the Second Audit reveals any deficiency or excess in the NSR payment made by the Optionee to the Optionor pursuant to the Initial Audit, unless the Optionee provides written notice that it disputes the Second Audit within sixty (60) days after receiving the Second Audit, the Optionee shall account for any deficiency or excess in the payment made to Optionor within ninety (90) days of receiving the Second Audit. If the amount of a particular NSR payment made hereunder, as determined by the Second Audit, is deficient by three percent (3%) or more, the Optionee shall pay all reasonable costs for the Second Audit. Otherwise, Optionor shall pay all costs of such Second Audit. If the parties are still unable to agree as to the correct amount of the disputed payment, after such Second Audit, either party may refer the issue to arbitration to be held in the City of Winnipeg pursuant to The Arbitration Act of Manitoba.

DATED:	June 28, 2022

BETWEEN:

STRIDER RESOURCES LIMITED

OF THE FIRST PART

AND:

FOREMOST LITHIUM RESOURCE AND TECHNOLOGY LTD.

OF THE SECOND PART

OPTION AGREEMENT